Exhibit 99.1

Mead Johnson Nutrition Announces Resolution of China Probe

Company Updates GAAP Guidance and Reaffirms Non-GAAP Guidance

GLENVIEW, Ill., August 6, 2013 – Mead Johnson Nutrition (NYSE: MJN) today announced the resolution of the antitrust review being conducted into the company’s business in China by the National Development and Reform Commission (NDRC).

As a result of the NDRC’s review, the Commission has assessed administrative penalties against Mead Johnson and a number of other milk formula companies doing business in China.  Mead Johnson was assessed a penalty of RMB 203.76 million (approximately US $33 million).  The company does not intend to contest the NDRC’s decision.

For financial reporting purposes, this penalty and associated legal costs will be treated as a specified cost and added to those previously identified and reported.  The incremental cost to be specified in the third quarter of 2013 will reduce the company’s full year 2013 GAAP earnings by approximately $0.12 per share.  As a result, the company expects its 2013 GAAP EPS to be in the range of $3.04 to $3.12.  The company reiterates the expectation that its 2013 non-GAAP EPS will be in the range of $3.22 to $3.30.

“China remains one of the company’s most important markets, and Mead Johnson reiterates its commitment to making positive contributions to the communities within which it operates,” said Chief Executive Officer Peter Kasper Jakobsen.  “The company will maintain its ongoing efforts to provide safe and high-quality products at good value for babies and young children across China and around the world.”

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression.  Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results.  Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products.  For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com.  The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 countries worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

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Contacts:

Investors:  Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media:  Christopher Perille, (847) 832-2178, chris.perille@mjn.com